EXHIBIT 10.2

fIRST AMENDMENT TO

Offer letter

THIS FIRST AMENDMENT TO OFFER LETTER (this “Amendment”) between NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), and Ronald McClurg (the “Employee”) is entered into and made effective as of September 9, 2024 (the “Amendment Date”).

Recitals

Whereas, on January 1, 2021, the Company and the Employee entered into an Offer Letter (the “Offer Letter”); and

Whereas, the Company and the Employee now wish to amend the Offer Letter as provided herein to be effective as of the Amendment Date.

Agreement

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth below, the Company and the Employee hereby agree as follows:

1. Addition to Offer Letter. As of the Amendment Date, the Offer Letter is hereby amended to add the following paragraphs after the 3rd paragraph:

If within the twelve (12) months following or three (3) months prior to the effective date of a Change in Control: (i) you effect a Termination for Good Reason (as defined below); or (ii) the Company terminates your employment with the Company other than a Termination for Cause (as defined below), and subject to your signing and delivering to the Company and not subsequently revoking before the sixtieth (60th) day following the effective date of your termination of employment with the Company (the “Termination Date”), a separation and release agreement containing a general release of claims in favor of the Company in a form presented to you by the Company (the “Release”), the Company shall pay to you, in a lump sum in cash within thirty (30) days after the Termination Date, the amount equal to the sum of (A) the product of 1.25 times your annual base salary as is then in effect as of the Termination Date and (B) the product of 1.25 times your target bonus for the year in which the Termination Date occurs (the “Change of Control Amount”). The Change of Control Amount shall only be payable if: (i) you execute and deliver the Release to the Company and the Release becomes irrevocable and can no longer be revoked by you under its terms prior to the sixtieth (60th) day following the Termination Date; (ii) you promptly return to the Company all property of the Company that the Company requests in writing that you return; (iii) you comply with your post-termination obligations under this letter agreement and the Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement (“PIIA”); and (iv) you remain in continued compliance with the terms and conditions of the Release, including without limitation any non-disparagement and confidentiality provisions contained therein.

Additionally, all of the Employee’s remaining stock options, restricted stock or other equity awards that were issued by the Company and assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in a transaction that constitutes a Change in Control and remain subject to vesting conditions on the Termination Date shall fully vest on the Termination Date and become immediately exercisable in accordance with the terms of the applicable award documents and agreements.

Provided that the Employee timely elects continued health insurance coverage under the federal COBRA law and under the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Employee’s and the Employee’s covered dependents’ health insurance coverage in effect for the Employee (and the Employee’s covered dependents) on the Termination Date until the earliest of: (A) fifteen (15) months following the Termination Date; (B) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) the date the Employment cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), or not available for other reasons, then in lieu of paying COBRA premiums pursuant to this paragraph, the Company shall pay the Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Employee of the Employee’s rights under COBRA or ERISA for benefits under plans and policies arising under the Employee’s employment by the Company.

For the purposes of this letter agreement, “Termination for Cause” means a termination of your employment by the Company due to (i) an act or acts of dishonesty undertaken by you and intended to result in substantial gain or personal enrichment to you at the expense of the Company; (ii) unlawful conduct or gross misconduct that is willful and deliberate on your part in the performance of your employment duties and that, in either event, is injurious to the Company; (iii) the conviction of you of, or your entry of a no contest or nolo contendere plea to, a felony; (iv) breach by you of your fiduciary obligations as an officer of the Company; (v) a persistent failure by you to perform the duties and responsibilities of your employment with the Company, which failure is willful and deliberate on your part and is not remedied by you within thirty (30) days after your receipt of written notice from the Company of such failure; or (vi) material breach of any terms and conditions of this letter agreement or the PIIA by you, which breach has not been cured by you within ten (10) days after written notice thereof to you from the Company. For the purposes of this letter agreement, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For the purposes of this letter agreement, “Termination for Good Reason” means a termination of your employment with the Company by you within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in your annual base salary as in effect immediately prior to such reduction by more than ten percent (10%) without your written consent, unless such reduction is made pursuant to an across the board reduction applicable to all employees of the Company; (ii) a material reduction in your duties, position and responsibilities as in effect immediately prior to such reduction without your written consent, and further provided that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “reduction” of duties, position or responsibility; (iii) a requirement by the Company that you relocate your principal employment responsibilities to a location that is more than 25 miles from the location at which your principal employment responsibilities are then being performed; or (iv) a material breach of any material provision of this letter agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (y) if you shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (z) unless you shall have delivered a written notice to the Board within forty-five (45) days of your having actual knowledge of the occurrence of one of such events stating that you intend to terminate your employment with the Company for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the receipt of such notice.

2. Construction. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Offer Letter. The terms of this Amendment amend and modify the Offer Letter as if fully set forth in the Offer Letter. If there is any conflict between the terms, conditions and obligations of this Amendment and the Offer Letter, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Offer Letter not specifically modified by this Amendment are preserved. This Amendment may be executed in counterparts (including via facsimile or .pdf), each of which shall be deemed an original, and all of which together shall constitute one and the same document.

Signatures on the Following Page

In Witness Whereof, the parties have executed this Amendment as of the date first written above.

THE EMPLOYEE:	THE COMPANY:

NeuroOne Medical Technologies Corporation

/s/ Ronald McClurg	By:	/s/ David Rosa
Ronald McClurg	Name:	David Rosa
	Title:	Chief Executive Officer and President

 Signature Page to

First Amendment to McClurg Offer Letter